Exhibit 99.2

Unaudited Proforma Combined Financial Information

The following unaudited proforma combined balance sheet of Cemtrex, Inc. (“the Company”) for the interim period ended June 30, 2026, is presented as if the acquisition of Plant Engineering Services, Inc. (“PES”) referred to herein as the “Acquisition” had occurred on June 30, 2026.

The accompanying unaudited proforma combined balance sheet is based on the historical balance sheet of the Company after giving proforma effect to the Company’s acquisition of PES and its related assets, liabilities and personnel and gives effect to: (i) the cash used to fund consideration and (ii) the acquisition of PES. The consideration and the acquisition of PES are hereby referred to as the “Transaction”.

The unaudited proforma combined balance sheet has been derived from and should be read in conjunction with the Company’s historical unaudited consolidated balance sheet. The financial statements of the Company for the period ended June 30, 2026, are included in the Company’s Quarterly Report on Form 10-Q as filed with the Securities and Exchange Commission on August 14, 2026.

The unaudited proforma combined balance sheet includes unaudited proforma adjustments that are factually supportable and directly attributed to the Acquisition. The unaudited proforma adjustments are expected to have a continuing impact on the consolidated results. Assumptions underlying the proforma adjustments are described in the accompanying notes, which should be read in conjunction with the unaudited proforma combined balance sheet.

The unaudited proforma adjustments are based upon available information and certain assumptions that the Company’s management believe are reasonable. The unaudited proforma combined balance sheet is presented for informational purposes only and are not necessarily indicative of the Company’s financial position.

The Company’s management expects that the strategic and financial benefits of the acquisition of PES will result in certain cost saving opportunities, which have not been reflected in the accompanying unaudited proforma combined balance sheet.

The acquisition of PES will be accounted for as a business combination using the acquisition method of accounting in accordance with Accounting Standards Codification Topic 805, Business Combinations, which will establish a new basis of accounting for all identifiable assets acquired and liabilities assumed at fair value as of the date control is obtained. Accordingly, the consideration transferred will be allocated to the underlying net assets in proportion to their respective fair values. The fair value of PES’ identifiable tangible and intangible assets acquired and liabilities assumed are based on a preliminary estimate of fair value. Any excess of the purchase price over the estimated fair values of the net assets acquired will be recorded as goodwill. The allocation of the purchase price to acquired assets and assumed liabilities based on their underlying fair values requires the extensive use of significant estimates and the Company’s judgment. The Company’s management believes the fair values recognized for the acquired assets and assumed liabilities are based on reasonable estimates and assumptions based on information currently available. All assets acquired and liabilities assumed have been recognized at their respective book values, which the Company’s management believes materially approximate their respective fair values. The excess of estimated purchase price over the estimated fair value of the net assets acquired of $5,403,782 has been preliminarily allocated to goodwill. The allocation of purchase price is preliminary at this time and will remain as such until the Company completes valuations and other studies to finalize the valuation of the net assets acquired. The final allocation of the purchase price is dependent on a number of factors, including the final valuation of the fair value of all tangible and intangible assets acquired and liabilities assumed as of the closing date of the acquisition of PES when additional information will be available. Such final adjustments, including changes to depreciable tangible and amortizable intangible assets, may be material.

The unaudited proforma combined balance sheet should be read in conjunction with the following information:

●	The notes to the unaudited proforma combined balance sheet.

●	The Company’s unaudited consolidated financial statements as of and for the fiscal period ended June 30, 2026, which are included in the Company’s Quarterly Report on Form 10-Q as of and for the quarter ended June 30, 2026.

●	The audited assets acquired and liabilities assumed of PES as of July 1, 2026, which is included in Exhibit 99.1 herein; and

Proforma Combined Balance Sheets

June 30, 2026

Unaudited

		PES
		Assets
	Cemtrex Inc.	Acquired & Liabilities Assumed	Pro Forma Adjustments
	June 30, 2026	June 30, 2026	Acquisition	Notes	Pro Forma Combined
Assets
Current assets
Cash and cash equivalents	$7,972,128		(2,711,393)	4(a)	$5,260,735
Restricted cash	1,329,612				1,329,612
Marketable securities	3,701,907				3,701,907
Trade receivables, net	12,520,180	141,367			12,661,547
Trade receivables, net - related party	436,453				436,453
Inventory, net	8,035,295				8,035,295
Contract assets, net	1,659,157				1,659,157
Prepaid expenses and other current assets	1,847,892	38,994			1,886,886
Total current assets	37,502,624	180,361	(2,711,393)		34,971,592

Property and equipment, net	16,612,511	24,812	93,485	4(b)	16,730,808
Right-of-use operating lease assets	2,750,789	204,393	(12,170)	4(b)	2,943,012
Right-of-use financing lease assets	38,010				38,010
Digital assets	970,519				970,519
Goodwill	7,686,141		5,403,782	4(a)	13,089,923
Intangible assets, net of amortization	2,833,500		419,000	4(a)	2,252,500
Other	1,611,263				1,611,263
Total Assets	$70,005,357	$409,566	3,192,704		$73,607,627

Liabilities & Stockholders’ Equity
Current liabilities
Accounts payable	4,877,828	155,009			5,032,837
Sales tax payable	60,056				60,056
Revolving line of credit	2,392,830				2,392,830
Current maturities of long-term liabilities	8,055,879				8,055,879
Operating lease liabilities - short-term	1,213,307	55,207	(5,644)	4(b)	1,262,870
Financing lease liabilities - short-term	312,560				312,560
Deposits from customers	569,933				569,933
Accrued expenses	2,295,479		859,031	4(a)	3,154,510
Accrued payable on inventory in transit	756,241				756,241
Contract liabilities	2,520,458	2,396,007			4,916,465
Deferred revenue	838,154				838,154
Accrued income taxes	454,510				454,510
Total current liabilities	24,347,235	2,606,223	853,387		27,806,845

Long-term liabilities
Long-term debt	8,577,988				8,577,988
Long-term operating lease liabilities	1,585,473	149,186	(6,526)	4(b)	1,728,133
Other long-term liabilities	290,000				290,000
Deferred Revenue - long-term	341,058				341,058
Warrant liabilities	2,866,152				2,866,152
Total long-term liabilities	13,660,671	149,186	(6,526)		13,803,331

Total liabilities	38,007,906	2,755,409	846,861		41,610,176

Commitments and contingencies	-	-	-		-

Stockholders’ equity
Preferred stock , $0.001 par value, 10,000,000 shares authorized,
Series 1, 4,000,000 shares authorized, 2,983,141 shares issued and
2,919,041 shares outstanding as of June 30, 2026
(liquidation value of $10 per share)	2,983				2,983
Series C, 100,000 shares authorized, 50,000 shares issued and outstanding at
June 30, 2026	50				50
Common stock, $0.001 par value, 70,000,000 shares authorized, 1,259,716 shares issued and outstanding at June 30, 2026	1,260	10,000	(10,000)	4(c)	1,260
Additional paid-in capital	153,092,747				153,092,747
(Accumulated deficit)/Retained earnings	(123,526,332)	(2,355,843)	2,355,843	4(c)	(123,526,332)
Treasury stock, 64,100 shares of Series 1 Preferred Stock at June 30, 2026	(148,291)				(148,291)
Accumulated other comprehensive income	2,575,034				2,575,034
Total Cemtrex stockholders’ equity	31,997,451	(2,345,843)	2,345,843		31,997,451
Total liabilities and shareholders’ equity	$70,005,357	$409,566	$3,192,704		$73,607,627

Notes to the Unaudited Proforma Combined Balance sheet

Note 1 – Description of the Transaction

On July 1, 2026, the “Company, through its wholly owned subsidiary Advanced Industrial Services (“AIS”), completed the acquisition of substantially all of the assets of PES, Inc, an Indiana corporation pursuant to an Asset Purchase Agreement dated July 1, 2026 (the “Asset Purchase Agreement”) by and among AIS Engineering, Inc., a newly formed wholly owned subsidiary of AIS (“Buyer”), PES, and Mark Bohler, an individual residing in state of Indiana (“the “Owner” and collectively with the PES, the “Seller Parties”).

The total consideration given by Cemtrex to the seller of PES was approximately $2.7 million in cash and $0.86 million in contingent consideration. Cemtrex funded the transaction with cash.

Note 2 – Reclassifications

As part of the Company’s integration efforts, the Company will continue its process of evaluating whether there are any significant differences in accounting policies that would require adjustment or reclassification of PES’ results of operations in order to conform to the Company’s accounting policies and classifications. As a result of that ongoing evaluation, the Company may identify differences between the accounting policies of the two companies that, when conformed, could have a material impact on the unaudited proforma combined balance sheet.

During the preparation of the unaudited proforma combined balance sheet, the Company was not aware of any material differences between accounting policies of the two companies, except for certain reclassifications necessary to conform to the Company’s financial presentation, and accordingly, the unaudited proforma combined statement of operations does not assume any material differences in accounting policies between the two companies.

Note 3 – Fair Value of Assets Acquired, Liabilities Assumed and Calculation of Goodwill

The total purchase price has been allocated in the accompanying unaudited proforma combined balance sheet based on (i) the amounts reported in the historical statements of PES, or (ii) management’s preliminary estimates of fair value. The Company’s management reviewed various other asset allocations of similar market transactions and applied corresponding relative values of the intangibles compared to the purchase price. The estimated amortization periods are consistent with those used for similar market transactions and amortization is accounted for on a straight-line basis. The percentages assigned are an initial estimate and are subject to change once the detailed third-party purchase price accounting analysis is completed.

The proforma purchase price allocation presented below is still preliminary but has been developed based on an estimate of fair values of PES’ identifiable tangible and intangible assets acquired and liabilities assumed as of July 1, 2026. The final allocation of the purchase price will be determined within one year from the closing date of the PES acquisition. As such, the purchase price allocation may change, and such changes could result in a material change to the unaudited proforma combined balance sheet.

The Company determined that customer relationships and tradenames were the primary intangibles acquired. Under ASC 820-10-55-3A, fair value should reflect market participant assumptions and the asset’s ability to generate cash flows, supporting an income approach and also states the Multi-Period Excess Earnings Method (“MPEEM”) is typically applied when the subject intangible asset is the primary driver of earnings. Because the customer relationships are the primary driver of earnings, the MPEEM appropriately isolates its economic contribution after deducting contributory asset charges. Significant assumptions utilized included projected cash flows, royalty rates, risk free rate commensurate with the period to determine the value of customer relationships and tradenames.

The preliminary allocation of PES’ tangible and intangible assets and liabilities under this methodology as if the acquisition on June 30, 2026, is as follows:

Consideration Transferred:
Cash	$2,711,393
Contingent consideration at fair market value	859,031
Total consideration transferred	$3,570,424

Purchase Price Allocation:
Trade receivables, net	141,367
Prepaid expenses and other current assets	38,994
Property and equipment, net	118,297
Right-of-use operating lease assets	192,223
Intangible assets	419,000
Accounts Payable	(155,009)
Contract liabilities	(2,396,007)
Operating lease liabilities	(192,223)
Goodwill	5,403,782
Total consideration transferred	$3,570,424

Note 4 – Proforma Adjustments

The proforma adjustments included in the accompanying information do not reflect the final Acquisition purchase consideration. The allocation of consideration to the various tangible and intangible assets acquired and liabilities assumed is preliminary and subject to change. This note should be read in conjunction with “Note 1 – Description of The Transactions and “Note 2 – Reclassifications.” Adjustments included in the column “Acquisition” to the accompanying unaudited proforma combined balance sheet as of June 30, 2026:

Unaudited Proforma Combined Balance Sheet

(a) Purchase Price Allocation

To reflect the consideration of $2,711,393 cash and $859,031 of contingent consideration upon the consummation of the transaction. Adjustment also reflects the establishment of preliminary goodwill of $5,403,782, and intangible assets of $419,000 at the time of the transaction.

(b) Fair Market Valuation

To reflect the estimated fair market value of the fixed assets acquired and adjust term and discount rate on lease liabilities and associated right-of-use assets.

(c) Elimination of Equity Balances

To reflect the elimination of PES’ equity balances in combination.